Exhibit 99.11
REGISTRATION RIGHTS AGREEMENT
          This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of February 25, 2008 by and between SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), New Mountain Partners, L.P., a Delaware limited partnership (“New Mountain Partners”), and New Mountain Affiliated Investors, L.P., a Delaware limited partnership (together with New Mountain Partners, the “Stockholders”).
RECITALS
          WHEREAS, Parent, SXC Health Solutions, Inc., a Texas corporation and a wholly-owned subsidiary of Parent (“U.S. Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation wholly-owned by U.S. Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of February 25, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which, among other things, Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to the certain conditions, in lieu thereof, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock and each outstanding share, if any, of the Company’s Series A 7% Convertible Preferred Stock, par value $0.10 per share (“Company Convertible Preferred Stock”, and together with the Company Common Stock, “Company Stock”), will be converted into the right to receive the merger consideration specified in the Merger Agreement;
          WHEREAS, as of the date of the Merger Agreement, the Stockholders are the record and beneficial owners, in the aggregate, of 6,956,522 outstanding shares of the Company Convertible Preferred Stock;
          WHEREAS, pursuant to the Merger Agreement (and subject to the terms and conditions thereof), upon consummation of the Offer or the Merger, as the case may be, the Stockholders will receive shares of common stock of Parent (the “Parent Common Stock”);
          WHEREAS, concurrently with the execution of the Merger Agreement and as a condition to the willingness of Parent to enter into the Merger Agreement, the Stockholders are entering into Stockholder Agreements (the “Stockholder Agreements”); and
          WHEREAS, in consideration of the Stockholders’ willingness to enter into the Stockholder Agreements, Parent and the Stockholders agreed to enter into this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the following meanings:
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Commission” means the Securities and Exchange Commission.
          “Company” has the meaning set forth in the Recitals.
          “Company Common Stock” has the meaning set forth in the Recitals.
          “Company Convertible Preferred Stock” has the meaning set forth in the Recitals.
          “Company Stock” has the meaning set forth in the Recitals.
          “Demand Registration” has the meaning set forth in Section 2.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Merger” has the meaning set forth in the Recitals.
          “Merger Agreement” has the meaning set forth in the Recitals.
          “Merger Sub” has the meaning set forth in the Recitals.
          “Offer” has the meaning set forth in the Recitals.
          “Parent” has the meaning set forth in the preamble to this Agreement.
          “Parent Common Stock” has the meaning set forth in the Recitals.
          “Person” means any individual, corporation, association, limited liability company, partnership, trust or estate, unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.
          “Piggyback Registration” has the meaning set forth in Section 3.1.
          “Qualified Holders” means the holders of a majority of the Registrable Securities then outstanding.
          “Registrable Securities” means (a) the Shares and (b) any shares of Parent Common Stock issued or issuable with respect to any of the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act or (ii) they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

          “Securities Act” means the Securities Act of 1933, as amended.
          “Shares” means the shares of Parent Common Stock to be issued to the Stockholders pursuant to the Offer or the Merger, as the case may be, in accordance with the Merger Agreement.
          “Stockholders” has the meaning set forth in the preamble to this Agreement.
          “Stockholder Agreements” has the meaning set forth in the Recitals.
          “Suspension Period” has the meaning set forth in Section 5.2.
          “Trigger Event” means the one-time occurrence of either of the following: (i)  the average daily trading volume of Parent Common Stock, in any 10 consecutive trading days occurring at any time from and after the first anniversary of the Operative Date (as defined in the Stockholder Agreement) and prior to the 18-month anniversary of the Operative Date, being  less than 100,000 shares in the aggregate on the Toronto Stock Exchange and all exchanges in the United States on which Parent Common Stock is then traded, or (ii) the average daily trading volume of Parent Common Stock, in any 20 trading days in any three-month period occurring at any time from and after the nine-month anniversary of the Operative Date and prior to the 18-month anniversary of the Operative Date, being less than 100,000 shares in the aggregate on all such exchanges.
          “U.S. Corp” has the meaning set forth in the Recitals.
          “Violation” has the meaning set forth in Section 7.1.
     2. Demand Registration.
          2.1 Request for Registration. At any time after the first anniversary of the date of this Agreement, if a Trigger Event has occurred, for a period that is 180 days following the later of (i) the first anniversary of the Operative Date and (ii) the occurrence of such Trigger Event, the Qualified Holders may, subject to Sections 2.2 and 2.4, request registration under the Securities Act of the Registrable Securities (a “Demand Registration”). The request for a Demand Registration shall specify the number of Registrable Securities requested to be registered and the intended method of distribution; provided, however, that Parent shall not be obligated to effect a Demand Registration unless the Qualified Holders request that Parent register Registrable Securities representing in the aggregate at least 5% of the outstanding Parent Common Stock. Within ten days after receipt of any such request, Parent shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to Section 2.3, shall include as part of such Demand Registration all Registrable Securities with respect to which Parent has received written requests for inclusion therein within 15 days after the receipt of Parent’s notice by such holders.
          2.2 Limitations on Demand Registration. A registration requested pursuant to this Agreement shall be deemed to have been effected for purposes of Section 2.1 if (i) it has been declared effective by the Commission and (ii) at least 75% of the Registrable Securities requested to be included in such registration shall have been registered and sold.

          2.3 Priority on Demand Registration. If a Demand Registration is an underwritten offering and the managing underwriters advise Parent in writing, with a copy to be delivered to the Qualified Holders, that, in their opinion, the number of Registrable Securities requested to be included in such offering, and other securities requested to be included in such offering, exceeds the largest number of securities which can be sold therein without adversely affecting the marketability of the offering and within a price range reasonably acceptable to the holders of a majority of the Registrable Securities requested to be registered, Parent shall first include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the Registrable Securities requested to be included which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, prorata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such requesting holder.
          2.4 Restrictions on Registration. Parent may postpone or suspend, as applicable, for no more than one period of up to 90 days in any 12-month period the filing, effectiveness or use of a registration statement for a Demand Registration (and the holders of Registrable Securities participating in such offering hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during such postponement or suspension), pursuant to this Section 2.4 or clause (iii) of Section 5.2, if Parent determines in good faith that such filing or effectiveness might (a) interfere with or adversely affect the negotiation or completion of any material transaction or other material event that is being contemplated by Parent or (b) involve initial or continuing disclosure obligations relating to a material event or material state of facts regarding Parent the disclosure of which would, in the reasonable judgment of Parent, be adverse to its interests; provided, that, in the event of such a postponement or suspension of registration, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as the Demand Registration hereunder. In the event Parent shall exercise its postponement or suspension rights hereunder, (x) the applicable time period during which a registration statement is to remain effective under Section 5.2 and the 180-day period specified in Section 2.1 shall be extended by a period of time equal to the duration of such postponement or suspension. The number and length of suspension and postponement periods in any 12-month period under this Section 2.4 shall be aggregated with the number and the length of Suspension Periods under clause (iii) of Section 5.2, such that Parent shall not be permitted to postpone or suspend, for more than 90 days in such 12-month period the filing, effectiveness or use of a registration statement for a Demand Registration pursuant to Section 2.4 and/or clause (iii) of Section 5.2 taken together.
          2.5 Selection of Underwriters. In the event that any public offering pursuant to a Demand Registration shall involve, in whole or in part, an underwritten offering, Parent shall have the right to designate a nationally recognized underwriter or underwriters as the lead or managing underwriter(s) of such underwritten offering who shall be reasonably acceptable to the holders of a majority of the Registrable Securities proposed to be sold in such underwritten offering. The Stockholders and Parent agree that if the Stockholders’ Registrable Securities, or any portion thereof, are sold in any public offering involving, in whole or in part, an underwritten offering, then the Stockholders and Parent will enter into a customary underwriting agreement with the underwriter(s) selected pursuant to the preceding sentence.

     3. Piggyback Registration.
          3.1 Right to Piggyback. If on or after the first anniversary of the Operative Date and prior to the 18 month anniversary of the Operative Date, Parent proposes to register Parent Common Stock (for its own account or for the account of any other holder of its securities) under the Securities Act (other than pursuant to a Demand Registration which shall be governed by Section 2, and registrations on Form S-4 (or F-4) or Form S-8 or on any successor or other form promulgated for similar purposes or relating to a Rule 145 transaction) and the registration form to be used may be used for the registration of Registrable Securities for sale to the public under the Securities Act (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to the terms hereof, shall use commercially reasonable efforts to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder) within 21 days after such holders receive the Company’s notice; provided, that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (ii) if such registration involves an underwritten offering by the Company, all holders requesting to be included in the Company’s registration must sell their Registrable Securities to such underwriters who shall have been selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and contribution, as may be customary or appropriate in combined primary and secondary offerings.
          3.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the largest number of securities which can be sold therein without adversely affecting the marketability of the offering and within a price range reasonably acceptable to the Company, the Company shall include in such registration (a) first, the securities the Company proposes to sell, (b) second, the Registrable Securities requested to be included in such registration, prorata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder and (c) third, other securities requested to be included in such registration.
          3.3 Selection of Underwriters. The Company shall have the right to select the investment banker(s) and/or manager(s) to administer the offering in connection with any Piggyback Registration.
          3.4 Other Agreements. Each holder of Registrable Securities agrees that, if they participate in the Piggyback Registration, they will execute such other customary agreements as the Company may reasonably request to further accomplish the purposes of this Section 3.

     4. Holdback Agreements. Upon the written request of the underwriters managing an underwritten registered public offering of Parent Common Stock pursuant to a Demand Registration or a Piggyback Registration in which Registrable Securities are included, the holders of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of Parent, or any securities convertible into or exchangeable or exercisable for such securities, during the 7 days prior to, and during the 90-day period beginning on, the effective date of such Demand Registration or Piggyback Registration (or such shorter period as may be required for officers and directors of Parent).
     5. Registration Procedures. Whenever the holders of Registrable Securities have properly requested that any Registrable Securities be registered pursuant to this Agreement, Parent shall use commercially reasonable efforts to effect the registration under the Securities Act of the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto Parent shall as expeditiously as possible:
          5.1 prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary with respect to such Registrable Securities and, subject to the postponement and suspension provisions of Sections 2.4 and 5.2, use its commercially reasonable efforts to cause such registration statement to become effective;
          5.2 notify each holder of Registrable Securities of the effectiveness of the registration statement filed hereunder and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 30 days (or until the distribution described in the registration statement has been completed or such lesser period of time as Parent or any seller may be required under the Securities Act to deliver a prospectus in connection with any sale of Registrable Securities and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers set forth in such registration statement); provided, however, that at any time, upon written notice to the participating holders of Registrable Securities, Parent may suspend the use or effectiveness of any registration statement (and the holders of Registrable Securities participating in such offering hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) upon and continuing until the discontinuation of (i) the issuance by the Commission of a stop order with respect to such registration statement or the initiation of proceedings with respect to such registration statement under Section 8(d) or 8(e) of the Securities Act, (ii) the occurrence of any event or the existence of any fact as a result of which (A) any registration statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any prospectus included in any such registration statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) the occurrence or existence of any pending corporate development, including without limitation any such development that may (y) interfere with or adversely affect the negotiation or completion of any material transaction or other material event that is being contemplated by Parent or (z) involve initial or continuing disclosure obligations relating to a material event or material state of facts regarding Parent the disclosure of which would, in the reasonable judgment of Parent, be adverse to its interests, that, in the reasonable discretion of Parent, makes it appropriate to suspend the availability of any registration statement and the related prospectus (each of (i), (ii) and (iii) above is hereinafter referred to as a “Suspension Period”); provided that Parent’s right to suspend under clause (iii) above shall be subject to the restrictions on the length of any suspensions or postponements in any 12-month period set forth in Section 2.4 and shall be aggregated with the length of suspension and postpone periods under Section 2.4, such that Parent shall not be permitted to postpone or suspend, for more than 90 days in any 12-month period the filing, effectiveness or use of a registration statement for a Demand Registration pursuant to Section 2.4 and/or clause (iii) of this Section 5.2 taken together. In the event that Parent shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period;
          5.3 furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          5.4 use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as may be reasonably requested by any such seller and do any and all other reasonable acts and things which may be necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, however, that Parent shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction);
          5.5 promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such seller, Parent shall promptly prepare a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the sellers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in which event the periods mentioned in Section 5.2 shall be extended by the length of the period from and including the date when each seller of such Registrable Securities shall have received such notice to the date on which each such seller has received the copies of the supplemented or amended prospectus contemplated under this Section 5.5;

          5.6 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange and/or quotation system on which Parent Common Stock is then listed and/or quoted;
          5.7 provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
          5.8 in the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, except to the extent any such agreement or other action would materially interfere with the conduct of Parent’s business;
          5.9 in the case of an underwritten offering, make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, at the offices where normally kept, during normal business hours, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause Parent’s officers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement, in each case as is necessary or reasonably advisable (based on the reasonable advice of their respective counsel) to enable such seller or underwriter to exercise their due diligence responsibilities and defenses under the Securities Act; provided, however, that (i) such sellers shall have entered into a customary confidentiality agreement reasonably acceptable to Parent and (ii) such sellers shall use their reasonable best efforts to minimize the disruption to Parent’s business and coordinate any such investigation of the books, records and properties of Parent and any discussions with Parent’s officers and accountants so that all such investigations occur at the same time;
          5.10 otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of Parent’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
          5.11 in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Company Common Stock included in such registration statement for sale in any jurisdiction, Parent shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;
          5.12 use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

          5.13 take such other actions reasonably requested by the sellers of Registrable Securities as are necessary or reasonably advisable in order to facilitate and/or expedite the registration and disposition of any Registrable Securities pursuant to the terms of this Agreement.
     6. Registration Expenses. All expenses incident to Parent’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including the fees of the Financial Industry Regulatory Authority and the Commission’s registration fees), fees of any transfer agent and registrar, fees and expenses of compliance with securities or blue sky laws, printing expenses, reasonable “road show” or other marketing expenses, fees and disbursements of counsel for Parent, reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration up to a maximum of $50,000 if Parent does not trigger a Suspension Period and $75,000 if Parent does trigger a Suspension Period, fees and expenses of Parent’s independent certified public accountants (including the fees and expenses of any comfort letters required by or incident to the performance and compliance with this Agreement), fees and expenses of underwriters (excluding discounts and commissions attributable to the Registrable Securities included in such registration), Parent’s internal expenses and the expenses and fees for listing the securities to be registered on each securities exchange or quotation system on which similar securities issued by Parent are then listed or quoted, shall be borne by Parent; provided, however, that the sellers of Registrable Securities shall bear their own underwriting discounts or commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sales of securities by such sellers.
     7. Indemnification.
          7.1 In connection with any Demand Registration or Piggyback Registration, Parent agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities to be offered in such registration, the partners or officers, directors and equity holders of such holder, and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses (including legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) incurred by such party arising out of, based upon or caused by any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus incident to such registration or any amendment thereof, supplement thereto or free writing prospectus, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities laws incident to such registration; provided, however, that Parent shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it is caused (x) by a Violation that occurs in reliance upon and in conformity with any information furnished in writing to Parent by such holder, and stated to be specifically for use in such registration or (y) by a seller’s failure to deliver a copy of the relevant current prospectus or any amendments or supplements thereto or any free writing prospectus after Parent has furnished that seller or any underwriter with copies of the same in advance of the time of first sale.
          7.2 In connection with any Demand Registration or Piggyback Registration in which a holder of Registrable Securities is participating, each such holder agrees to indemnify, to the extent permitted by law, Parent, its directors, officers, employees, affiliates, any other holder selling securities in such Demand Registration or Piggyback Registration, and each Person who controls Parent (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses (including legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) arising out of, based upon or caused by any Violation, to the extent that such Violation is caused by any information furnished in writing by such holder, and stated to be specifically for use in such registration; provided, that, the obligation to indemnify shall be individual, not joint and several, for each holder.
          7.3 Any Person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such claim), and (b) unless in the reasonable judgment (with advice of counsel) of any indemnified party a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall be obligated to pay the fees and expenses of one counsel (but not more than one) for all parties indemnified by such indemnifying party with respect to such claim.
          7.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any partner, officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.
          7.5 If the indemnification provided for under this Agreement is unavailable to an indemnified party hereunder in respect of any losses, liabilities, claims, damages and expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the Violation which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. If the allocation provided in this paragraph is not permitted by applicable law, the parties shall contribute based upon the relevant benefits received by Parent from the offering of its securities on the one hand and the net proceeds received by the holders of Registrable Securities from the sale of such Registrable Securities on the other.
          7.6 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined solely by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          7.7 Notwithstanding anything in this Section 7 to the contrary, in connection with the Demand Registration or any Piggyback Registration, the indemnity and contribution obligations and liabilities of each holder of Registrable Securities shall be limited to the net amount of the proceeds received by such holder pursuant to such registration.
     8. Participation in Underwritten Registration. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements that are customary and approved by Parent and (b) completes and executes all questionnaires, powers of attorney and other documents reasonably required under the terms of such underwriting arrangements.
     9. Information by Sellers. The seller or sellers wishing to sell any Registrable Securities in any registration shall furnish to Parent such information regarding such seller or sellers and the distribution proposed by such seller or sellers as Parent may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.
     10. Termination. This Agreement shall terminate and neither party hereto shall have any further obligation to the other party under this Agreement upon the earlier to occur of (a) the time when there shall be no Registrable Securities remaining or (b) the completion of the Demand Registration permitted hereunder; provided, however, that the obligations of the parties under Section 7 hereof shall continue until the expiration of all applicable statutes of limitations.
     11. Miscellaneous.
          11.1 Merger Agreement. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall immediately terminate concurrently therewith and be of no further force or effect.
          11.2 No Inconsistent Agreements. Parent shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.
          11.3 Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that any party may apply for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
          11.4 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of (a) Parent and (b) the holders of a majority of the Registrable Securities then outstanding.
          11.5 Successors, Assigns and Subsequent Holders. (a) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and the permitted assigns of the parties hereto.
          (b) The rights to cause Parent to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee of such securities.
          (c) No assignment or transfer pursuant to this Section 11.5 shall be effective unless and until (i) Parent is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.
          11.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes and preempts all prior agreements, negotiations, discussions and understandings among the parties hereto with respect to such subject matter.
          11.7 Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.
          11.8 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given upon delivery (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested or (d) if sent by reputable overnight courier service (providing proof of delivery); and shall be addressed as follows:
          (i) if to Parent, to:
SXC Health Solutions Corp.

2441 Warrenville Road, Suite 610
Lisle, IL 60532
Fax: (630) 328-2190
Attention: Jeffrey Park
with a copy to:
Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603
Fax: (312) 853-7036
Attention: Gary D. Gerstman
                 Scott R. Williams
          (ii) if to the Stockholders, to:
New Mountain Partners, L.P.
New Mountain Affiliated Investors, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Fax: (212) 582-2277
Attention: Mr. Michael B. Ajouz
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Fax: (212) 859-4000
Attention: Aviva F. Diamant, Esq.
          11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          11.10 Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.
          11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be considered an original instrument, but all of which together will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by and delivered to each of the parties. This Agreement may be executed by facsimile signatures of the parties hereto.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed the day and year first above written.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeffrey Park

Name: Jeffrey Park
Title: Chief Financial Officer

NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments, L.P., its general partner

By:	New Mountain GP, LLC, its general partner

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Chief Executive Officer

NEW MOUNTAIN AFFILIATED INVESTORS, L.P.

By:	New Mountain GP, LLC, its general partner

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Chief Executive Officer
Signature Page
to the
Registration Rights Agreement